Exhibit 10.3

EXECUTION COPY

TERM SHEET FOR PAUL D. CHAPMAN
DIRECTOR OF DJO INCORPORATED

Parties:

ReAble Therapeutics, Inc., a Delaware corporation which, following the consummation of certain transactions set forth in the Agreement and Plan of Merger, dated July 15, 2007, intends to change its name to “DJO Incorporated” (the “Company”), and Paul D. Chapman (the “Director”).

Service Period:

The Director shall serve on the Company’s Board of Directors (the “Board”) until the next annual meeting of the Company’s stockholders at which time the stockholders may elect the Director to serve for an additional term. The Director may be removed at any time with or without cause by the Company’s stockholders as set forth under the Delaware General Corporation Law or as provided in the Company’s Certificate of Incorporation.

Position and Duties:

To serve as a director on the Company’s Board. The duties, responsibilities and obligations of the Director are as established by law, the Certificate of Incorporation and Bylaws of the Company, the Corporate Governance Guidelines, Committee Charters and other governance procedures and policies established by the Company from time to time.

Annual Retainer:

For each annual term commencing on or after January 1, 2008 that the Director is elected to serve on the Board, the Director will be paid an annual retainer as set forth on Exhibit A, payable in 4 equal installments on the date of each regularly scheduled quarterly Board meeting. No annual retainer shall be paid for Board membership in 2007.

Travel Expenses:	The Director will be reimbursed for all reasonable travel and lodging expenses associated with attendance at Board meetings, subject to the policies of the Company in effect from time to time.

Equity Grant:

The Director will be granted annual equity awards, in the form to be determined by the Company, as set forth on Exhibit A. The first equity award will be granted January 1, 2008 and a similar grant shall be made on each following January 1 during this term on the Board.

Termination of Service:

All annual retainers, equity awards and expense reimbursements will cease and all unvested equity awards, if any, shall be forfeited upon the termination of the Director’s membership on the Board for any reason whatsoever.

Director’s Covenants:

During the period the Director is a member of the Board and thereafter, the Director will not disclose or otherwise use any confidential information or trade secrets of the Company, its subsidiaries and affiliates. “Confidential Information,” shall mean any information regarding the business methods, business policies, policies, procedures, techniques, research or development projects or results, historical or projected financial information, budgets, trade secrets, or other knowledge or processes of or developed by the Company or any names and addresses of customers or clients or any data on or relating to past, present or prospective Company customers or clients or any other confidential information relating to or dealing with the business operations or activities of the Company, made known to the Director or learned or acquired by the Director while associated with the Company, excepting information otherwise lawfully known generally by or readily accessible to the general public.

Governing Law:	The provisions of this Term Sheet shall be governed by the laws of the State of New York, without regard to any choice of law provisions.

[Signature Page Follows]

REABLE THERAPEUTICS, INC.		PAUL D. CHAPMAN

By:	/s/ Harry L. Zimmerman	/s/ Paul D. Chapman
HARRY L. ZIMMERMAN

Date:	November 20, 2007	Date:	November 20, 2007

[Signature Page to Paul D. Chapman Board Term Sheet]

Exhibit A

Certain Terms and Conditions of Service

Name:	Paul D. Chapman

Position:	Non-employee Director of the Company

Annual Retainer for membership on Board:	$50,000

Annual Equity Award

Annual grant of options to acquire the Company’s stock valued at approximately $25,000 (not to exceed 1,500 shares per grant), with the exercise prices to be set at the fair market value of the stock on the date of option grant). One-third of the shares subject to each annual option grant shall vest on the first anniversary of such grant, and one-third of the shares subject to such annual option grant shall vest on each of the next two following anniversaries of such annual option grant, provided the Director continues to serve on the Board.

The options shall have restrictions on transfer, and the options and the shares subject to such options shall be subject to certain call rights, drag-along and tag-along rights, and registration rights similar to those included in the Management Stockholders Agreement that has been entered into between the Company and its senior management.